As filed with the Securities and Exchange Commission on September 24, 2009
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

THE BRINK’S COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1317776
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1801 Bayberry Court P.O. Box 18100 Richmond, Virginia 23226-8100 (804) 289-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

McAlister C. Marshall, II, Esq.
Vice President and General Counsel
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(804) 289-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	2,260,738 shares	$26.71	$60,384,311.98	$3,369.44

(1)
Pursuant to Rule 416(a) under the Securities Act the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of a share of Common Stock as reported on the New York Stock Exchange on September 21, 2009.

PROSPECTUS

2,260,738 Shares

The Brink’s Company
Common Stock

This prospectus relates to the sale, from time to time, of up to 2,260,738 shares of common stock, par value $1.00 per share (“Common Stock”), of The Brink’s Company by The Brink’s Company Master Trust (the “Selling Shareholder”), which is a funding vehicle for our primary U.S. defined benefit pension plan, The Brink’s Company Pension-Retirement Plan (the “Pension Plan”).  We have contributed the shares of Common Stock covered by this prospectus to the Selling Shareholder for the benefit of our employees who participate in the Pension Plan.  The shares of our Common Stock may be offered for sale from time to time by JPMorgan Chase Bank, N.A. (the “Trustee”), as the duly appointed trustee of the Selling Shareholder, at the direction of Evercore Trust Company, N.A. or its successor, in its capacity as the independent, third-party investment fiduciary appointed to manage the shares of Common Stock contributed to the Selling Shareholder (Evercore Trust Company, N.A. and any successor fiduciary, the “Investment Manager”).  The Investment Manager has certain discretionary authority to manage the separate trust account in which the shares of Common Stock that were contributed to the Selling Shareholder are held (the “Account”) to achieve a specified investment objective.  The Investment Manager is not affiliated with the Company.  The Company is registering the shares of Common Stock to provide the Trustee with freely tradable securities.  See “Selling Shareholder” and “Plan of Distribution” below.

The shares of Common Stock covered by this prospectus may be sold, from time to time, in brokerage transactions on the New York Stock Exchange (the “NYSE”), in privately negotiated transactions or otherwise.  These sales may be for negotiated prices or on the open market at prevailing market prices.  The Company will not receive any portion of the proceeds of the sale of the Common Stock offered by this prospectus.  The Company will pay all costs, expenses and fees incurred in connection with the preparation and filing of this prospectus and the related registration statement.  The Selling Shareholder will pay all expenses incurred in connection with sales of the shares of our Common Stock covered by this prospectus, which costs may include, among other things, underwriters’ discounts, brokerage fees and commissions.

Our Common Stock is traded on the NYSE under the trading symbol “BCO.”  On September 23, 2009, the last sale price of our Common Stock as reported on the NYSE was $26.52 per share.

Our principal executive offices are located at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100 and the telephone number of our principal executive offices is (804) 289-9600.

Investment in our Common Stock involves risks.  See “Risk Factors” beginning on page 3 of this prospectus and the risk factors that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), utilizing a “shelf” registration process.  Under this shelf process, the Selling Shareholder may, from time to time, offer and sell, in one or more offerings, the shares of Common Stock described in this prospectus.  This prospectus provides you with a general description of the shares of Common Stock that the Selling Shareholder may offer.  We may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Shareholder.  The prospectus supplement may add, update or change information contained in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  Please carefully read this prospectus and any prospectus supplement together with the additional information described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement.  We have not authorized anyone, including the Trustee, the Selling Shareholder and the Investment Manager, to provide you with any information that differs from such information.  The Trustee, on behalf of the Selling Shareholder, is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.  In this prospectus, unless otherwise indicated, “we,” “us,” “our,” “Brink’s” and “the Company” refer to The Brink’s Company and its subsidiaries.

RISK FACTORS

Investing in our Common Stock involves risks.  Before making a decision to invest in our Common Stock, you should carefully consider the risks included in this prospectus (including those set forth below in the “Cautionary Note Regarding Forward-Looking Statements”) and in our filings with the SEC incorporated by reference in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC after the date of this prospectus and that are incorporated by reference herein.  Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks.  Also, the trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of the value of your investment.

Risks Related to the Company

Earnings of our Venezuelan operations may not be fully repatriated at the official currency exchange rate of 2.15 bolivar fuertes to the U.S. dollar, the bolivar fuerte currency could be subject to a currency devaluation, and the Venezuelan economy may be designated as highly inflationary for accounting purposes, any of which could materially impact our consolidated results of operations.

Our Venezuelan operations, which are 61% owned by Brink’s, constitute a material portion of our overall consolidated operations. Our revenues in Venezuela represented 11% of our total 2008 revenues and 12% of our total revenues for the six months ended June 30, 2009, and the proportionate contribution of our Venezuelan operations to our total operating profit and net income has been, and we expect it will continue to be, materially in excess of the proportionate contribution of such operations to our total revenues. In addition, at June 30, 2009, on a consolidated basis, we held bolivar fuerte-denominated net assets of $213.5 million and net monetary assets of $103.2 million. Net assets attributable to Brink’s (which includes our majority interest in the operations and other assets that we wholly-own) were $143.8 million at June 30, 2009.

There are two currency exchange rates which may be used to convert Venezuelan bolivar fuertes into other currencies: an official rate and a market rate. The use of the official rate to convert cash held in bolivar fuertes into other currencies requires the approval of the Venezuelan government’s currency control organization. The official rate has been fixed at 2.15 bolivar fuertes to the U.S. dollar despite significant inflation in recent periods. The market rate, which has been lower than the official rate over the past 18 months by a range of approximately 35% to 70%, may be used to obtain U.S. dollars without the approval of the currency control organization.

Reported results would be lower if we use a less favorable currency exchange rate to translate our financial statements. For our Venezuelan operations, we prepare our financial statements using the official rate, which is consistent with the guidance issued by the International Practices Task Force of the Center for Audit Quality (the “IPTF”) and U.S. GAAP. This guidance provides that, in the absence of unusual circumstances, the rate used for dividend remittances should be used to translate foreign financial statements. Recently, there has been speculation regarding changes to the official rate in Venezuela which could, directly or indirectly, result in a devaluation of the official rate. If there is a devaluation of the official rate, our reported results after the devaluation will be translated at the new currency exchange rate and our revenues and operating profits could be materially lower. In addition, we have experienced a delay in receiving government approvals in recent periods for repatriating dividends at the official rate and it is unclear when, if ever, our dividends will be approved at this rate. If our Venezuelan dividends are not approved for repatriation at the official rate, we could elect to repatriate dividends using the market rate. If in the future we repatriate our dividends at the market rate, we may begin translating our financial statements at the market rate, which could result in our reported results being materially lower.

Reported results would have been adversely affected if revenues, operating profits and net assets (including our cash balances held in bolivar fuertes) of our Venezuelan operations had been reported using a less favorable currency exchange rate. For each 10% decline in the currency exchange rate we use to translate our bolivar fuerte-denominated financial statements, our first half 2009 revenues, operating profit and net income attributable to Brink’s would have been reduced by $17.5 million, $2.8 million, and $1.7 million, respectively. This decline could have a greater impact on our reported results in the second half of 2009 because, as previously disclosed, (i) our second quarter results included higher foreign currency transaction costs in Venezuela, and (ii) our revenues and related operating profits are generally higher in the second half of the year, particularly in the fourth quarter. In addition, we would record potentially material foreign currency translation adjustments in equity in the period of devaluation for our subsidiaries that use the bolivar fuerte as their functional currency. We would also record potentially material charges to earnings in the period of devaluation as a result of remeasuring our bolivar fuerte-denominated assets held by subsidiaries that do not use the bolivar fuerte as their functional currency. The bolivar fuerte-denominated assets held by these subsidiaries include cash and intercompany receivables.

Repatriated cash may be lower than the amount included in our consolidated balance sheet. Cash held in bolivar fuertes has been increasing as a result of not receiving approvals for our dividends. If we decide to repatriate cash using the market rate rather than the official rate, we would receive a significantly lower amount of cash than is reported in our consolidated balance sheet.

Results may be reported as highly inflationary in the future. Venezuela has experienced significant inflation in the last several years. As a result, Venezuela’s economy may be considered highly inflationary in the future. Subsidiaries of U.S. companies that operate in highly inflationary countries must use the U.S. dollar as the functional currency. Under a highly inflationary basis of accounting, net monetary assets held in bolivar fuertes would be remeasured into U.S. dollars on each balance sheet date, with remeasurement adjustments and other transaction gains and losses recognized in earnings. Recently, the IPTF indicated that, based on inflation projections of various government sources, and absent any unexpected reversals in inflation trends, Venezuela would constitute a highly inflationary economy on or prior to January 1, 2010. If Venezuela is determined to be highly inflationary for accounting purposes, we would thereafter be prohibited from recognizing deferred tax benefits that result from inflationary indexing of assets and liabilities, thereby increasing our reported U.S. GAAP effective income tax rate and reducing net income, potentially materially. Assuming that Venezuela had been deemed highly inflationary for accounting purposes as of January 1, 2009 (and assuming no change in the applicable foreign currency exchange rate), our consolidated effective income tax rate would have increased from 25% to approximately 34% and we would have experienced a reduction in consolidated net income of $6.1 million for the first half of 2009. In addition, if Venezuela’s economy is considered highly inflationary in the future and there is a subsequent decline in the currency exchange rate we use to translate our bolivar fuerte-denominated financial statements, we could incur an additional material loss in earnings in connection with the remeasurement of our net monetary assets.

The weak economy is expected to have a negative impact on demand for our services.

Global economic conditions have deteriorated significantly, and demand for our services has been negatively impacted in regions where we provide our services. For example, demand for our services is significantly affected by the amount of discretionary consumer and business spending which historically has displayed significant cyclicality. Further deterioration in general global economic conditions would have a negative impact on our financial condition, results of operations and cash flows, although it is difficult to predict the extent and the length of time the economic downturn will affect our business.

The inability to access capital or significant increases in the cost of capital could adversely affect our business.

Our ability to obtain adequate and cost effective financing depends on our credit ratings as well as the liquidity of financial markets. A negative change in our ratings outlook or any downgrade in our current investment-grade credit ratings by our rating agencies could adversely affect our cost and/or access to sources of liquidity and capital. Additionally, such a downgrade could increase the costs of borrowing under available credit lines. Disruptions in the capital and credit markets could adversely affect our ability to access short-term and long-term capital. Our access to funds under short-term credit facilities is dependent on the ability of the participating banks to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity. Longer disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to capital needed for our business.

We have significant retirement obligations. Poor investment performance of retirement plan holdings could unfavorably affect our liquidity and results of operations.

We have substantial pension and retiree medical obligations, a portion of which have been funded. The amount of these obligations is significantly affected by factors that are not in our control, including interest rates used to determine the present value of future payment streams, investment returns, medical inflation rates, participation rates and changes in laws and regulations. Our liabilities for these plans increased by $465 million in 2008 primarily as a result of significant decline in value of plan investments, which was a primary reason for our decision to make a voluntary $150 million cash and stock contribution on August 20, 2009. The funded status of The Brink’s Company Pension-Retirement Plan was approximately 85% as of August 20, 2009. We expect that we will be required to make significant contributions to The Brink’s Company Pension-Retirement Plan in the next several years. This could adversely affect our liquidity and our ability to use our resources to make acquisitions and to otherwise grow our business. We also expect our future net periodic costs of our retirement plans will be adversely affected by the investment losses sustained in 2008. If these investments have additional losses, our future cash requirements and costs for these plans will be further adversely affected.

We have significant operations outside the United States.

We currently operate in approximately 50 countries. Revenue outside the U.S. was approximately 70% of total revenue in 2008. We expect revenue outside the U.S. to continue to represent a significant portion of total revenue. Business operations outside the U.S. are subject to political, economic and other risks inherent in operating in foreign countries, such as:

●	the difficulty of enforcing agreements, collecting receivables and protecting assets through foreign legal systems;

●	trade protection measures and import or export licensing requirements;

●	difficulty in staffing and managing widespread operations;

●	required compliance with a variety of foreign laws and regulations;

●	changes in the general political and economic conditions in the countries where we operate, particularly in emerging markets;

●	threat of nationalization and expropriation;

●	higher costs and risks of doing business in a number of foreign jurisdictions;

●	limitations on the repatriation of earnings;

●	fluctuations in equity, revenues and profits due to changes in foreign currency exchange rates, including measures taken by governments to devalue official currency exchange rates; and

●	inflation levels exceeding that of the U.S.

We are exposed to certain risks when we operate in countries that have high levels of inflation, including the risk that:

●	the rate of price increases for services will not keep pace with cost inflation;

●	adverse economic conditions may discourage business growth which could affect demand for our services; and

●	the devaluation of the currency may exceed the rate of inflation and reported U.S. dollar revenues and profits may decline.

We try to manage these risks by monitoring current and anticipated political and economic developments and adjusting operations as appropriate. Changes in the political or economic environments of the countries in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We operate in highly competitive industries.

We compete in industries that are subject to significant competition and pricing pressures. We face significant pricing pressures from competitors in most markets. Because we believe we have competitive advantages such as brand name recognition and a reputation for a high level of service and security, we resist competing on price alone. However, continued pricing pressure could impact our customer base or pricing structure and have an adverse effect on our business, financial condition, results of operations and cash flows.

Our earnings and cash flow could be materially affected by increased losses of customer valuables.

We purchase insurance coverage for losses of customer valuables for amounts in excess of what we consider prudent deductibles and/or retentions. Insurance is provided by different groups of underwriters at negotiated rates and terms. Coverage is available to us in major insurance markets, although premiums charged are subject to fluctuations depending on market conditions. Our loss experience and that of other armored carriers affects premium rates charged to us. We are self-insured for losses below our coverage limits and recognize expense up to these limits for actual losses. Our insurance policies cover losses from most causes, with the exception of war, nuclear risk and various other exclusions typical for such policies. The availability of high-quality and reliable insurance coverage is an important factor in order for us to obtain and retain customers and to manage the risks of our business. If our losses increase, or if we are unable to obtain adequate insurance coverage at reasonable rates, our financial condition, results of operations and cash flows could be materially and adversely affected.

Restructuring charges may be required in the future.

There is a possibility we will take restructuring actions in one of our markets in the future to reduce expenses if a major customer is lost or if recurring operating losses continue. These actions could result in significant restructuring charges at these subsidiaries, including recognizing impairment charges to write down assets, and recording accruals for employee severance and operating leases. These charges, if required, could significantly affect results of operations and cash flows.

We depend heavily on the availability of fuel and the ability to pass higher fuel costs to customers.

Fuel prices have fluctuated significantly in recent years. In some periods, our operating profit has been adversely affected because we are not able to immediately offset the full impact of higher fuel prices through increased prices or fuel surcharges. We do not have any long-term fuel purchase contracts, and have not entered into any other hedging arrangements that protect against fuel price increases. A significant increase in fuel costs and an inability to pass increases on to customers or a shortage of fuel could adversely affect our results of operations and cash flows.

We have certain environmental and other exposures related to our former coal operations.

We may incur future environmental and other liabilities that are presently unknown in connection with our former coal operations.

We operate in regulated industries.

Our U.S. operations are subject to regulation by the U.S. Department of Transportation with respect to safety of operations and equipment and financial responsibility. Intrastate operations in the U.S. are subject to regulation by state regulatory authorities and interprovincial operations in Canada are subject to regulation by Canadian and provincial regulatory authorities. Our international operations are regulated to varying degrees by the countries in which we operate.

Changes in laws or regulations could require a change in the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or we failed to comply, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We could be materially affected by an unfavorable outcome related to non-payment of value-added taxes and custom duties.

During 2004, we determined that one of our non-U.S. business units had not paid foreign customs duties and value-added taxes with respect to the importation of various goods and services. We have been advised that there could be civil and criminal penalties asserted for the non-payment of these customs duties and value-added taxes. To date no penalties have been asserted. We believe that the range of reasonably possible losses related to customs duties penalties is between $0 and approximately $35 million. These penalties could be asserted at any time. The business unit has discussed this matter with the appropriate government authorities, provided an accounting of unpaid customs duties and taxes and made payments covering its calculated unpaid value-added taxes. An adverse outcome in this matter could materially affect our financial condition, results of operations and cash flows.

We have retained obligations from the sale of BAX Global.

In January 2006 we sold BAX Global. We retained some of the obligations related to these operations, primarily for taxes owed prior to the date of sale and for any amounts paid related to one pending litigation matter for which we have accrued a loss reserve of $12.5 million. In addition, we provided indemnification customary for these sorts of transactions. Future unfavorable developments related to these matters could require us to record additional expenses or make cash payments in excess of recorded liabilities. The occurrence of these events could have a material adverse affect on our financial condition, results of operations and cash flows.

We are subject to covenants for credit facilities.

We have credit facilities with financial covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation and amortization, limits on the ability to pledge assets, limits on the use of proceeds of asset sales and minimum coverage of interest costs. Although we believe none of these covenants are presently restrictive to operations, the ability to meet the financial covenants can be affected by changes in our results of operations or financial condition. We cannot provide assurance that we will meet these covenants. A breach of any of these covenants could result in a default under existing credit facilities. Upon the occurrence of an event of default under any of our credit facilities, the lenders could cause amounts outstanding to be immediately payable and terminate all commitments to extend further credit. The occurrence of these events would have a significant impact on our liquidity and cash flows.

Acquisitions.

One element of our growth strategy is to strengthen our brand portfolio and/or expand our geographic reach through active programs of selective acquisitions. Acquisition opportunities are limited, and acquisitions present risks of failing to achieve efficient and effective integration, strategic objectives and anticipated revenue improvements and cost savings. There can be no assurance that we will be able to acquire attractive businesses on favorable terms, that all future acquisitions will be quickly accretive to earnings or that future acquisitions will be rapidly integrated into existing operations.

Our effective income tax rate could change.

We operate in approximately 50 countries, all of which have different income tax laws and associated income tax rates. Our effective income tax rate can be significantly affected by changes in the mix of pretax earnings by country and the related income tax rates in those countries. In addition, our effective income tax rate is significantly affected by the ability to realize deferred tax assets, including those associated with net operating losses. Changes in income tax laws, income apportionment, or estimates of the ability to realize deferred tax assets, could significantly affect our effective income tax rate, financial position and results of operations.

Our performance could be negatively impacted by the spin-off of BHS, which was completed in 2008.

In connection with the Brink’s Home Security (“BHS”) spin-off, we received both a private letter ruling from the Internal Revenue Service (the “IRS”) and a favorable opinion from Cravath, Swaine & Moore LLP that the spin-off qualifies for taxfree treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). However, the IRS could subsequently determine that the spin-off should be treated as a taxable transaction. If the spin-off fails to qualify for tax-free treatment, it could have a material adverse tax impact on us as well as on our shareholders. We also entered into certain agreements with BHS that could potentially affect our ability to conduct our operations in the manner most advantageous to us until the expiration of such agreements. We have agreed to license certain trademarks that contain the word “Brink’s” to BHS until October 31, 2011, subject to earlier termination. We also have agreed not to compete with BHS in the United States, Canada and Puerto Rico with respect to certain activities related to BHS’s security system monitoring and surveillance business until October 31, 2013.

Risks Related to Our Common Stock

The market price and trading volume of our Common Stock may be volatile, which may make it difficult for you to resell your shares of Common Stock when you want or at prices you find attractive.

The market price and trading volume of our Common Stock may be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, or our operations, business prospects or liquidity.  In addition to the risk factors discussed in our periodic reports and elsewhere in this prospectus, the price and volume volatility of our Common Stock may be affected by the following factors, some of which are beyond our control:

●	fluctuations in our operating results, including results that vary from expectations of management, analysts and investors;

●	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

●	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations and volatility;

●	general financial, economic and political conditions;

●	armed conflict, war or terrorism;

●	regulatory changes affecting our industry generally or our business and operations;

●	additions or departures of key personnel;

●	announcements of strategic developments, acquisitions, financings and other material events by us or our competitors;

●	the actual or anticipated sale of a substantial number of shares of our Common Stock by existing shareholders in the public market; and

●	a prolonged downturn in our industry.

Stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our Common Stock, make it difficult to predict the market price of our Common Stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock, except for any shareholder approval required by the NYSE.  Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our Common Stock or other equity-related securities would have on the market price of our Common Stock.

You may not receive dividends on the Common Stock.

Holders of our Common Stock are only entitled to receive such dividends as the Brink’s board of directors may declare out of funds legally available for such payments.  Although the board of directors has historically declared cash dividends on our Common Stock, it is not required to do so and may reduce or eliminate our Common Stock dividend in the future.

Our issuance of preferred stock could adversely affect holders of Common Stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of holders of our Common Stock and has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility and distribution and preference on dissolution.  If we issue preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the price of our Common Stock could be adversely affected.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Virginia law and our Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws, as amended and restated (the “Bylaws”), could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.  For example, we are subject to Section 13.1-725.1 of the Virginia Stock Corporation Act (the “Virginia Act”), which would make it difficult for a person owning more than 10% of any class of our voting securities to acquire us without the approval of a majority of the “disinterested directors” (as defined in the Virginia Act) and the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.  Additionally, the Articles provide for a board of directors with staggered terms and authorize the board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal.  See “Description of Capital Stock” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated in this prospectus by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  These forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from current expectations.  These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to:

●	the impact of the global economic slowdown on our business opportunities;

●	access to the credit markets and funding requirements for pension plans and other employee benefits;

●	the recent market volatility and its impact on the demand for our services;

●	the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth;

●	the ability to identify and execute further cost and operational improvements and efficiencies in our core businesses;

●	the ability to cost effectively match customer demand with appropriate resources;

●	the willingness of our customers to absorb fuel surcharges and other future price increases;

●	the actions of competitors;

●	our ability to identify strategic opportunities and integrate them successfully;

●	acquisitions and dispositions made in the future;

●	our ability to integrate recent acquisitions;

●	decisions by our board of directors;

●	the impact of turnaround actions responding to current conditions in Europe;

●	the return to profitability of operations in jurisdictions where we have recorded valuation adjustments;

●	the input of governmental authorities regarding the non-payment of customs duties and value-added tax;

●	the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates;

●	the potential for a devaluation of the bolivar fuerte;

●	the absence of the benefit of the currency conversion project in Venezuela;

●	variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer;

●	our ability to obtain appropriate insurance coverage;

●	positions taken by insurers with respect to claims made and the financial condition of insurers;

●	safety and security performance;

●	our loss experience;

●	changes in insurance costs;

●
risks customarily associated with operating in foreign countries, including changing labor and economic conditions, currency devaluations, safety and security issues, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions;

●	costs associated with information technology and other ongoing contractual obligations;

●	costs associated with the purchase and implementation of cash processing and security equipment;

●	changes in the scope or method of remediation or monitoring of our former coal operations;

●	the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets;

●	changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations and periodic revaluations of reclamation liabilities;

●	the funding levels, accounting treatment, investment performance and costs of our pension plans and our Voluntary Employees’ Beneficiary Association trust (the “VEBA”);

●	whether the Company’s assets or the VEBA’s assets are used to pay benefits;

●	projections regarding the number of participants in and beneficiaries of our employee and retiree benefit plans;

●	black lung claims incidence;

●	the number of dependents of mine workers for whom benefits are provided;

●	actual retirement experience of the former coal operation’s employees;

●	actual medical and legal expenses relating to benefits;

●	changes in inflation rates (including medical inflation) and interest rates;

●	changes in mortality and morbidity assumptions;

●	mandatory or voluntary pension plan contributions;

●	discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties;

●	our cash, debt and tax position and growth needs;

●	our demand for capital and the availability and cost of such capital;

●	the nature of our hedging relationships;

●	our financial performance;

●	utilization of third-party advisors and our ability to hire and retain corporate staff;

●	changes in employee obligations;

●	overall domestic and international economic, political, social and business conditions;

●	capital markets performance;

●	the strength of the U.S. dollar relative to foreign currencies and changes in foreign currency exchange rates;

●	changes in estimates and assumptions underlying our critical accounting policies and the promulgation and adoption of new accounting standards and interpretations;

●	inflation, seasonality, pricing and other competitive industry factors;

●	labor relations;

●	fuel prices;

●	new government regulations and interpretations of existing regulations;

●	legislative initiatives;

●	judicial decisions;

●	issuances of permits;

●	variations in costs or expenses; and

●	the ability of counterparties to perform.

The information included or incorporated by reference in this prospectus speaks only as of the date of this prospectus or the date of the applicable incorporated document, and we do not undertake to update these forward-looking statements or any other information contained or incorporated by reference in this prospectus.

DESCRIPTION OF THE COMPANY

The Brink’s Company is a leading provider of secure transportation, cash logistics and other security-related services to banks and financial institutions, retailers, government agencies, mints, jewelers and other commercial operations around the world.  Brink’s is the oldest and largest secure transportation and cash logistics company in the United States, and a market leader in many other countries.  Our international network serves customers in more than 50 countries and employs approximately 56,900 people.  Our operations include approximately 800 facilities and 9,400 vehicles.  Our brand, global infrastructure and expertise in security and logistics are important competitive advantages.  About 70% of our $3.2 billion in revenues for the fiscal year ended December 31, 2008, were from outside North America.  Over the past several years, we have changed from a conglomerate (with operations in the heavy-weight freight transportation, coal and other natural resource industries) into a company focused solely on the security industry.  We completed the spin-off of our home security business in the fourth quarter of 2008 to sharpen the focus on our core business.

Management allocates resources to and makes operating decisions for our operations on a geographic basis.  As a result, we changed our reportable segments in the fourth quarter of 2008 to International and North America.  Our International segment comprises three distinct regions: Europe, the Middle East and Africa; Latin America; and Asia Pacific.  Our North America segment includes operations in the United States and Canada.

Our principal executive offices are located at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100, and our toll-free phone number is (877) 275-7488.  We maintain a website (www.brinkscompany.com) where general information about us is available.  We are not incorporating the contents of our website into this prospectus.

THE OFFERING

The shares of Common Stock to which this prospectus relates may be sold from time to time by the Selling Shareholder.  These shares were acquired by the Selling Shareholder from us through our contribution of such shares on August 20, 2009, in connection with our on-going obligations to fund the Pension Plan.

USE OF PROCEEDS

The proceeds from any sale of shares of Common Stock pursuant to this prospectus are solely for the account of the Selling Shareholder for the benefit of employees and retirees and their beneficiaries participating in the Pension Plan under which the Selling Shareholder was established.  The Company will not receive any proceeds from any sale of the Common Stock by the Selling Shareholder.

SELLING SHAREHOLDER

The Selling Shareholder is the record owner of 2,260,738 shares of Common Stock, all of which were acquired pursuant to our contribution to the Selling Shareholder of Common Stock for the benefit of our employees who participate in the Pension Plan.  This prospectus covers the resale, from time to time, by the Selling Shareholder of these 2,260,738 shares of Common Stock.

The Selling Shareholder may offer and sell all or any portion of the shares of Common Stock covered by this prospectus and any applicable prospectus supplement from time to time, and the Investment Manager currently intends to direct the Selling Shareholder to dispose of all 2,260,738 shares of Common Stock covered by this prospectus.  Because the Selling Shareholder may sell, transfer or otherwise dispose of all or a portion of the shares of Common Stock covered by this prospectus in separate transactions from time to time, we cannot determine the number of such shares of Common Stock that will be sold, transferred or otherwise disposed of by the Selling Shareholder in any particular transaction or the amount or percentage of shares of Common Stock that will be held by the Selling Shareholder following completion of any particular transaction.

The Selling Shareholder is a pension trust established under the Pension Plan maintained by the Company.  The Trustee is a directed trustee with respect to the Account and is subject to the direction of the Investment Manager that has sole discretionary authority, subject to general investment guidelines approved by the Oversight Committee of the Company, in connection with the management of, including the disposition of, the Common Stock that is held in the Account.  The Oversight Committee of the Company has the power to revoke the appointment of the Investment Manager and appoint a new investment manager or to change the scope of the appointment of the Investment Manager.  We currently have on-going banking relationships with the Trustee in the ordinary course of business and expect to continue to have similar relationships with the Trustee in the future.

Information about the Selling Shareholder may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock.  This description is not complete and is qualified in its entirety by reference to the full text of the Articles and the Bylaws.  You should read the full text of our Articles and Bylaws, as well as the applicable provisions of the Virginia Act.

General

The authorized capital stock of the Company consists of 170,000,000 shares of Common Stock, par value $1.00 per share, and 2,000,000 shares of Preferred Stock, par value $10.00 per share (“Preferred Stock”).  At September 21, 2009, there were 47,851,996 shares of Common Stock issued and outstanding.  No shares of Preferred Stock are currently outstanding.

Common Stock

No holder of Common Stock has any preemptive right to subscribe for, purchase or acquire (i) any shares of capital stock of the Company, (ii) any securities convertible into or exchangeable for any such shares or (iii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares or securities.  Subject to the express terms of any outstanding series of Preferred Stock and at the discretion of the board of directors, dividends may be declared and paid upon the Common Stock out of funds of the Company legally available therefor.  Each holder of Common Stock is entitled to one vote, in person or by proxy, for each share of Common Stock in such holder’s name on the stock transfer books of the Company.  The holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Preferred Stock

Subject to applicable laws and the Articles, the board of directors may determine the preferences, limitations and relative rights of the Preferred Stock and of any series of such Preferred Stock by filing an amendment to the Articles pursuant to Section 13.1-639 of the Virginia Act.  Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility, distribution and preference on dissolution or otherwise.

Possible Anti-takeover Provisions

Shares of the Company’s authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and any applicable rules of the NYSE) be issued in one or more transactions or Preferred Stock could be issued with terms, provisions and rights which would make a takeover of the Company more difficult or more costly and, therefore, less likely.  For example, the board of directors may issue such capital stock to a holder or holders who might thereby obtain sufficient voting power, either by voting with the Common Stock or separately as a class, to defeat or delay a proposed business combination which may be opposed by the board of directors, or to assure that any proposal to remove directors, or to alter, amend, change or repeal certain provisions in the Articles would not receive the required shareholder vote or any class vote which would be required to effect such changes.  Any such issuance of additional stock could be effected by the board of directors acting alone without further shareholder approval.

Set forth below are descriptions of certain provisions of the Articles and Bylaws that could make more difficult certain unsolicited or hostile attempts to take over the Company.

The Articles provide that the board of directors consists of not less than nine or more than fifteen directors, who may be removed only with cause, and is divided into three classes with staggered three-year terms, each class to be as nearly equal in number as possible.  At each annual meeting the successors to directors whose terms shall expire that year shall be elected to a term of three years; provided that at least three directors shall be elected in each year, with the remaining directors continuing in office.  The Articles provide that any amendment of these provisions regarding the board of directors requires the affirmative vote of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors (considered as one class).

The Bylaws provide for certain advance notice requirements in connection with shareholder nominations for the election of directors and other matters to be properly brought before an annual meeting by a shareholder.  A special meeting of the shareholders for any purpose may be called only by the Chairman of the Board, the board of directors or by the Chief Executive Officer.

Certain Provisions of the Virginia Stock Corporation Act

The Virginia Act contains certain anti-takeover provisions regarding, among other things, affiliated transactions.  Section 13.1-725.1 of the Virginia Act prevents, subject to certain exceptions, a Virginia corporation from engaging in an “affiliated transaction” (as defined in the Virginia Act) with an “interested shareholder” (generally defined as a person owning more than 10% of any class of voting securities of the corporation), unless approved by a majority (but not less than two) of the “disinterested directors” (as defined in the Virginia Act) and the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions.  Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including any reverse stock split, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

Under the control share acquisitions provisions of the Virginia Act, which were designed to deter certain takeovers of Virginia public corporations, shares acquired in a “control share acquisition,” which is a transaction that increases the voting strength of the person acquiring such shares above certain thresholds in elections of directors generally, have no voting rights unless such rights are granted by a majority of the outstanding voting stock not owned by such acquiring person or by an officer or employee-director of the corporation.  Unless otherwise provided in a corporation’s articles of incorporation or bylaws, if such voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders, other than the acquiring person, are entitled to receive “fair value” (as defined in the Virginia Act) for their shares.  If such voting rights are not granted, the corporation may, if authorized by its articles of incorporation or bylaws, purchase the acquiring person’s shares at the cost of such shares to the acquiring person.  A Virginia corporation has the right to “opt out” of the control share acquisition statute.  Brink’s has opted out of the statute and the Bylaws provide that the control share provisions of the Virginia Act do not apply to acquisitions of shares of the Company.

The Virginia Act provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action.  The Articles do not provide for action to be taken by shareholders without a meeting other than by unanimous written consent.

Limitations on Directors’ Liability

The Articles provide that, in any proceeding brought by a shareholder of the Company in the right of the Company or on behalf of shareholders, an officer or a director of the Company shall not be liable to the Company or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment has been entered against the director or officer finding that the act or omission for which the officer or director was adjudged liable was due to his willful misconduct or a knowing violation of the criminal law or any federal or state securities law.  Furthermore, each Brink’s officer, director or employee is entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the Company, to the fullest extent required or permitted under the provisions of the Virginia Act, as in effect from time to time, except for an indemnity against willful misconduct or a knowing violation of the criminal law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listings, Transfer Agent and Registrar

The Common Stock is listed on the NYSE under the symbol “BCO.”

The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The Trustee, at the direction of the Investment Manager, may sell the shares of Common Stock covered by this prospectus for the account of the Selling Shareholder.  The registration statement of which this prospectus is a part registers sales of the shares of Common Stock held by the Selling Shareholder under the Securities Act to facilitate future sales by the Selling Shareholder to the public.

The Selling Shareholder may sell shares of Common Stock pursuant to this prospectus from time to time in any manner permitted by applicable law, which sales may involve:

●
block transactions, including ordinary brokerage transactions on the NYSE; provided that no such block transaction may exceed 75,000 shares of Common Stock and that no more than one privately-negotiated block transaction may be made to a single purchaser or affiliates of such purchaser within a twelve-month period;

●	purchases by a broker-dealer as principal and resale by a broker-dealer for its own account;

●	ordinary brokerage transactions in which a broker solicits purchases;

●	a combination of such transactions; or

●	any other lawful method.

Each sale may be made at prices related to prevailing market prices or at privately negotiated prices.  The Investment Manager and the Selling Shareholder will act independently of us with respect to the timing, manner and size of each sale.

The Trustee, on behalf of the Selling Shareholder, may, upon instructions from the Investment Manager, effect such transactions by selling shares of Common Stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchaser of the shares of Common Stock for which such broker-dealers may act as agent or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might be in excess of customary commissions.

There is no assurance that the Trustee, on behalf of the Selling Shareholder and at the direction of any Investment Manager, will sell any or all of the shares of our Common Stock offered under this prospectus.

The Company has agreed to pay all expenses incurred in connection with the registration of the shares of our Common Stock offered under this prospectus, and the Selling Shareholder will pay all expenses incurred in connection with the sale of the shares of our Common Stock offered under this prospectus, including all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the Selling Shareholder, transfer taxes and related charges in connection with the offer and sale of these shares of Common Stock.

In connection with its sales, the Trustee, the Selling Shareholder and any participating broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions they receive and the proceeds of any sale of shares of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act.

In addition, any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholder is a trust that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Code.  Prohibited transactions under Title I of ERISA and Section 4975 of the Code could arise if, absent an available exemption, a person or entity which is a “party in interest,” as defined under ERISA, or a “disqualified person,” as defined under the Code, were to purchase any of the shares of Common Stock being offered by the Selling Shareholder, other than in a blind transaction over a national securities exchange.  Any such potential purchaser should consult with counsel to determine whether an exemption is available with respect to any such purchase.

In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

At the time a particular offering of shares of Common Stock is made, a prospectus supplement, if required, will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

In the event of an underwritten offering, the Trustee, on behalf of the Selling Shareholder and upon instructions of the Investment Manager, would execute an underwriting agreement with an underwriter or underwriters.  Unless otherwise indicated in the applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters, with respect to a sale of the shares of Common Stock covered by the applicable prospectus supplement, will be obligated to purchase all of such shares, if any such shares are purchased.  The Trustee, on behalf of the Selling Shareholder, upon instruction by the Investment Manager, may grant to the underwriter or underwriters an option to purchase additional shares of Common Stock at the public offering price, less any underwriting discount, as may be set forth in the applicable prospectus supplement.  If the Selling Shareholder grants any such option, the terms of that option will be set forth in the applicable prospectus supplement.

All shares of Common Stock covered by this prospectus are listed on the NYSE.

LEGAL MATTERS

McAlister C. Marshall, II, Vice President and General Counsel for the Company, has passed upon the validity of the Common Stock.  A copy of this legal opinion was filed as an exhibit to the registration statement containing this prospectus.  As of September 21, 2009, Mr. Marshall beneficially owned 2,683 shares of Common Stock and held options to purchase Common Stock and units representing Common Stock.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor information section of our website at http://www.brinkscompany.com.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  Information that we file subsequently with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of the offerings of all of the shares of Common Stock covered by this prospectus.  This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

●
our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009 (including the portions of our Proxy Statement on Schedule 14A filed on March 17, 2009 that are incorporated therein);

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on April 29, 2009;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on July 31, 2009;

●
our Current Reports on Form 8-K filed with the Commission on January 8, 2009, January 22, 2009, February 23, 2009, March 10, 2009, March 23, 2009, May 4, 2009, May 13, 2009 (in respect of events on May 11, 2009), July 13, 2009, August 3, 2009, and August 20, 2009; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A12B, filed on December 4, 1995, including any amendments thereto.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference.  You can request copies of such documents if you write or call us at the following address or telephone number: The Brink’s Company, 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100, Attention: Investor Relations, telephone: (877) 275-7488, or you may visit the investor information section of our website at http://www.brinkscompany.com for copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement.  The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.  Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the Common Stock registered hereby:

SEC Registration Fee	$3,369
NYSE Listing Fee	10,852
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	65,000

Total	$94,221

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the bylaws approved by shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Article VIII of our Amended and Restated Articles of Incorporation provides that in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of shareholders of the Company, an officer or a director of the Company shall not be liable to the Company or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment shall have been entered against the director or officer because of a finding that the act or omission for which the officer or director was adjudged liable had been proved to be due to his or her willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Section 13.1-697 of the Virginia Act, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she (i) acted in good faith, (ii) believed that his or her conduct (a) in the case of conduct in his or her official capacity with the corporation, was in the best interests of the corporation or (b) in all other cases, was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in each case, a corporation may not indemnify a director or officer in connection with:

●	a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if he or she meets the standard of conduct specified in this paragraph; or

●
any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

In addition to the indemnity provided for in Section 13.1-697, Section 13.1-704 of the Virginia Act permits a corporation’s articles of incorporation to further indemnify directors and officers, except an indemnity against willful misconduct or a knowing violation of the criminal law.

Article VIII of our Amended and Restated Articles of Incorporation provides (i) that we are required to indemnify each officer, director or employee of the Company, including with respect to a proceeding by or in the right of the Company, to the fullest extent required or permitted under the provisions of the Virginia Act as in effect from time to time, except only an indemnity against willful misconduct or a knowing violation of the criminal law and (ii) that we are required to take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with our obligation to make such indemnity and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such officer, director or employee in connection with such actions and determinations or proceedings of any kind arising therefrom.  Our obligation to indemnify and pay or reimburse expenses continues regardless of the cessation of a director, officer or employee of the Company’s status as such and inures to the benefit of a director, officer or employee’s respective heirs, executors, administrators and legal representatives and extends to any individual who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee (including service as a named fiduciary), employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct.  The determination will be made:

●
if there are two or more disinterested directors, by the board of directors by a majority vote of all of the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote,

●
by special legal counsel (i) selected  in the manner described in the first bullet point above or (ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate, or

●	by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted on the determination.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

●	the director or officer furnishes a written statement of his good faith belief that he or she has met the proper standard of conduct, and

●	he or she undertakes in writing to repay the amount advanced if it is ultimately determined that the director or officer did not meet the proper standard of conduct.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him or her in connection with that proceeding.

Under Article VIII of our Amended and Restated Articles of Incorporation, we are required to promptly pay for or reimburse the reasonable expenses, including attorneys’ fees, incurred by an officer, director or employee of the Company in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon receipt by the Company from such officer, director or employee of (i) a written statement of good faith belief that he or she is entitled to indemnity by the Company and (ii) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.  Our articles of incorporation do not require that the director, officer or employee furnish any security for such undertaking.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

Item 16.  EXHIBITS.

The attached Exhibit Index is incorporated herein by reference.

Item 17.  UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed  prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia on the 24th day of September, 2009.

THE BRINK’S COMPANY
By:	/s/ McAlister C. Marshall, II
Name:	McAlister C. Marshall, II
Title:	Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/Michael T. Dan	Director, Chairman of the Board, President and	September 24, 2009
	(Michael T. Dan)	Chief Executive Officer (Principal Executive Officer)
	/s/Joseph W. Dziedzic	Vice President and Chief Financial Officer	September 24, 2009
	(Joseph W. Dziedzic)	(Principal Financial Officer)
	/s/Matthew A.P. Schumacher	Controller (Principal Accounting Officer)	September 24, 2009
(Matthew A.P. Schumacher)
	*	Director	September 24, 2009
(Roger G. Ackerman)
	*	Director	September 24, 2009
(Betty C. Alewine)
	*	Director	September 24, 2009
(Marc C. Breslawsky)
	*	Director	September 24, 2009
(Michael J. Herling)
	*	Director	September 24, 2009
(Thomas R. Hudson Jr.)
	*	Director	September 24, 2009
(Murray D. Martin)
	*	Director	September 24, 2009
(Thomas C. Schievelbein)
	*	Director	September 24, 2009
(Robert J. Strang)
	*	Director	September 24, 2009
(Ronald L. Turner)

*By:	/s/Michael T. Dan
Michael T. Dan, Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed November 20, 2007 (File No. 1-9148)).
4.2	Bylaws of the Company, as amended and restated (incorporated herein by reference to the Company’s Current Report on Form 8-K filed March 10, 2009 (File No. 1-9148)).
5.1	Opinion of McAlister C. Marshall, II Esq., regarding Common Stock.
23.1	Consent of McAlister C. Marshall, II Esq. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Powers of Attorney.